UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2026

PERIMETER SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41027	33-2098357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

8000 Maryland Avenue, Suite 350

Clayton, Missouri 63105

(Address of principal executive offices, including zip code)

(314) 396-7343

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PRM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The Offering

On January 2, 2026, Perimeter Holdings, LLC (“Perimeter Holdings”), an indirect wholly owned subsidiary of Perimeter Solutions, Inc. (the “Company”), completed its previously announced offering of $550 million in aggregate principal amount of 6.250% senior secured notes due 2034 (the “Notes”) in transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Notes were issued under an indenture, dated January 2, 2026 (the “Indenture”), by and among Perimeter Holdings, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent. The Notes mature on January 15, 2034, and bear interest at a rate of 6.250% per annum, payable in cash semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2026.

Perimeter Holdings intends to use the net proceeds of the Notes, together with cash on hand, to pay the cash consideration for the acquisition of Medical Manufacturing Technologies, LLC (“MMT”) and to pay related fees and expenses.

Guarantees

The Notes are fully and unconditionally guaranteed on a senior secured basis, jointly and severally, by Perimeter Intermediate, LLC (“Perimeter Intermediate”), the direct parent of Perimeter Holdings, and, subject to certain exclusions, all of Perimeter Holdings’ existing or future restricted subsidiaries that guarantee Perimeter Holdings’ revolving credit facility.

Security

The Notes are secured, subject to permitted liens, by a first-priority security interest in substantially all present and hereafter acquired property and assets of Perimeter Holdings and the guarantors, which also constitutes collateral securing indebtedness under Perimeter Holdings’ revolving credit facility.

Ranking

The Notes are general, secured, senior obligations of Perimeter Holdings. Accordingly, the Notes will rank senior in right of payment to any future subordinated indebtedness of Perimeter Holdings. The Notes are subordinated in right of payment only to any indebtedness that ranks senior to the Notes by operation of law.

Certain Covenants

The Notes are subject to customary negative covenants, including but not limited to, certain limitations, including among other things, the ability to declare or pay dividends or make certain other payments, purchase, redeem or otherwise acquire or retire for value any equity interests or otherwise make any restricted payments, conduct certain asset sales, make certain restricted investments; incur certain indebtedness, grant certain liens, enter into certain transactions with affiliates, and consolidate, merge or transfer all or substantially all of the assets of Perimeter Intermediate and Perimeter Holdings and its subsidiaries on a consolidated basis. The Indenture also contains customary events of default and remedies (including acceleration).

Redemption

Perimeter Holdings may redeem the Notes, in whole or in part, at the redemption prices set forth in the Indenture plus accrued and unpaid interest, if any, to, but not including, the redemption date.

In the event that (i) the acquisition of MMT is not consummated on or prior to September 9, 2026, (ii) Perimeter Holdings notifies U.S. Bank Trust Company, National Association, as trustee and notes collateral of the Notes that it will not pursue the acquisition of MMT or (iii) Perimeter Holdings terminates the MMT purchase agreement without consummating the acquisition of MMT (the earliest to occur of the events described in (i), (ii) or (iii) of this sentence, an “Acquisition Triggering Event”), Perimeter Holdings will be redeem within 30 days of the Acquisition Triggering Event all of the outstanding Notes at a redemption price of 100% of the initial issue price of the Notes, plus accrued and unpaid interest to, but not including, the redemption date.

Change of Control

In the event of a Change of Control (as defined in the Indenture) each holder will have the right to require that Perimeter Holdings purchase all or a portion of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase.

The foregoing description is qualified in its entirety by reference to the full text of the Indenture and the form of the Notes, copies of which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K (this “Report”) and each of which is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

4.1	Indenture, dated January 2, 2026, by and between Perimeter Holdings, LLC, as issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee and notes collateral agent.
4.2	Form of 6.250% Senior Secured Notes due 2034 (included in Exhibit 4.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Perimeter Solutions, Inc.

Date: January 2, 2026	By:	/s/ Kyle Sable
	Name:	Kyle Sable
	Title:	Chief Financial Officer